Exhibit 5.1

[SHEPPARD MULLIN RICHTER & HAMPTON LLP LETTERHEAD]

May 31, 2007

DGSE Companies, Inc.
2817 Forest Lane
Dallas, Texas 75234

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DGSE Companies, Inc., a Nevada corporation (the “Company”), of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended, covering the registration for resale of:

(a) 163,860 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued pursuant to that certain Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of January 6, 2007 (the “Merger Agreement”), by and among the Company, Superior Galleries, Inc., a Delaware corporation (“Superior”), DGSE Merger Corp., and Stanford International Bank Ltd., a company organized under the laws of Antigua and Barbuda (“Stanford”), as stockholder agent, which was entered into in connection with the Company’s acquisition of all of the outstanding shares of Superior (the “Acquisition”);

(b) up to 1,708,634 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain issued and outstanding warrants (the “Warrants”) issued pursuant to the Merger Agreement to Stanford and its designees named as selling stockholders in the Registration Statement in consideration for Stanford exchanging outstanding Superior debt for Superior equity in connection with the Acquisition and Stanford entering into an amended credit facility with Superior upon the consummation of the Acquisition; and

(c) up to 1,245,634 shares of Common Stock (the “Option Shares”) issuable upon the exercise of certain issued and outstanding options (the “Options”) governed by outstanding option agreements (the “Option Agreements”) issued to the selling stockholders named in the Registration Statement, as follows:

(1) Options exercisable for an aggregate of 801,190 Option Shares issued to Dr. L.S. Smith in consideration for his personal guarantee of the loans made by Gateway National Bank and First American Bank to the Company;

(2) Options exercisable for an aggregate of 44,444 Option Shares issued to Dr. L.S. Smith in consideration for a loan made by him to the Company; and

(3) Options exercisable for an aggregate of 400,000 Option Shares issued to executive officers of the Company as inducement and incentive stock options.

May 31, 2007

The Company is filing the Registration Statement on behalf of the selling stockholders named in the Registration Statement (the “Selling Stockholders”). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below.

In addition, we have been furnished with and have examined originals or copies of the Registration Statement, the Prospectus, the Company’s charter documents, the corporate proceedings taken by the Company with respect to the Acquisition and the grants of the Options (collectively, the “Transactions”), and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have considered necessary to provide a basis for the opinions hereinafter expressed.  In such examination, we assumed that the documents and instruments submitted to us have not been amended or modified since the date submitted and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have also assumed that (i) the stock certificates issued to represent the Shares (collectively, the “Issued Share Certificates”) conform to the specimen Common Stock certificate submitted to us, (ii) the stock certificates to be issued to represent the Warrant Shares or Option Shares (collectively, the “Future Share Certificates”) will conform to the specimen Common Stock certificate submitted to us, (iii) the Issued Share Certificates were properly executed by the Company and countersigned by the transfer agent and registrar therefor in accordance with Section 78.235 of the Nevada Revised Statutes and Section 6(a) of Article V of the Bylaws of the Company, (iv) the Future Share Certificates will be properly executed by the Company and countersigned by the transfer agent and registrar therefor in accordance with Section 78.235 of the Nevada Revised Statutes and Section 6(a) of Article V of the Bylaws of the Company, (v) shares currently reserved will remain available for the issuance of the Warrant Shares and Option Shares, and (vi) none of the Company’s charter documents, the proceedings relating to the Acquisition or the option grants, any of the warrant agreements relating to the Warrant Shares and any of the stock option agreements relating to the Option Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Warrant Shares or Option Shares, as the case may be. We have obtained from officers of the Company a certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

May 31, 2007

Based upon and subject to the foregoing and the qualifications and limitations set forth below, it is our opinion that (i) the Shares are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares and Option Shares, when issued and sold in accordance with the terms of the Warrants and Option Agreements, as applicable, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Nevada Private Corporations Code, the applicable provisions of the Nevada Constitution and reported decisions of the Nevada courts interpreting these respective laws.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registration Statement, the Prospectus, the Company, the Shares, the Warrants, the Warrant Shares, the Options, the Option Shares, the Merger Agreement, or any other agreements or transactions that may be related thereto or contemplated thereby.

Very truly yours,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP